NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FIRST QUARTER FISCAL 2008 SAME-RESTAURANT SALES AND ESTIMATED FIRST QUARTER DILUTED EARNINGS PER SHARE

MARYVILLE, TN – September 18, 2007 – Ruby Tuesday, Inc. today reported that first quarter fiscal 2008 same-restaurant sales at Company-owned Ruby Tuesday restaurants decreased 4.8%, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants decreased 2.9%, as compared to a decrease of 0.5% and an increase of 1.4% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, in the prior year. As a result, the Company has a preliminary estimate of diluted earnings per share of $0.21 for the Company’s first quarter of fiscal 2008, which ended on September 4, 2007. This compares to diluted earnings per share of $0.37 for the first quarter of the prior year. The estimated diluted earnings per share impact of costs associated with the Company’s remodel initiative in the first quarter of fiscal 2008 is $0.05.

The Company plans to update its previously provided fiscal 2008 diluted earnings per share guidance in conjunction with its scheduled release of full first quarter fiscal 2008 results on October 10, 2007.

Sandy Beall, Founder and CEO commented, “We are very disappointed with our current sales performance, and while we knew we were facing a challenging first quarter, as indicated by June’s negative same-restaurant sales and our first quarter guidance, we underestimated the impact of continued high gas prices, higher interest rates, and competitive value promotion. These difficulties are felt at all income levels, but especially in middle-income America – our

Ruby Tuesday, Inc.

News Release

September 18, 2007

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and bar and grill’s core customer base. We have adjusted our promotion, value, and advertising equation for October through December to achieve better sales results.

“On the positive side, we are happy with our improvements from our programs focused on uncompromising quality and freshness and gracious hospitality service, as well as our new restaurants and remodeled restaurants which continue to outperform our other Company restaurants in both satisfaction scores and sales. We anticipate having over 400 restaurants remodeled by the end of December and all other remodels complete by the end of the fiscal year. We believe we have solid strategies that create long-term value, but realize sales must also improve in the short-term. “

Ruby Tuesday, Inc.

News Release

September 18, 2007

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Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

The Company will release first quarter financial results on October 10, 2007 and host a conference call, which will be a live web-cast, that afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

On August 3, 2007, the Company filed with the Securities and Exchange Commission its annual report on Form 10-K for the year ended June 5, 2007. The web site address, from which the Company's annual report on Form 10-K can be accessed, is http://www.rubytuesday.com/investors/reports.asp

The Company’s shareholders may receive hard copies of its annual report, which contains the Company’s audited consolidated financial statements for its fiscal year 2007, free of charge upon request. Such request should be made to Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, by telephone at (865) 379-5700 or through the Company’s web site address http://phx.corporate-ir.net/phoenix.zhtml?c=83799&p=irol-inforeq

For more information, contact:
Shannon Hepp	Phone: 865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including future increases in federally mandated minimum wage; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.